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                                                                     Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-158183 on Form S-1 of our report dated March 11, 2011 relating to the financial statements and financial statement schedules of Allstate Life Insurance Company of New York (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt securities in 2009), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" appearing in the Other Information section in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 11, 2011